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                                                                   EXHIBIT 11.1


                             THE NORTH FACE, INC.

                      COMPUTATION OF EARNINGS PER SHARE
                  (In thousands, except per share amounts)


                                                          Three Months Ended
                                                               March 31,
                                                          ------------------
                                                            1997      1996
                                                          -------   --------
                                                                  (pro forma)(1)
Weighted average shares outstanding during the period:

Weighted Average Shares Outstanding ..................... 11,205     2,902

Incremental shares from assumed
 exercise of stock options (2)...........................    433       491

Shares issued upon conversion of Series A
 Preferred Stock.........................................      0     4,008
                                                           -----    ------

Weighted average common and common
 equivalent shares outstanding...........................  11,638    7,401
                                                           ------   ------
                                                           ------   ------

Net Income ..............................................    $235    $(629)
                                                           ------   ------
                                                           ------   ------

Earnings per Share (1996, pro forma):....................   $0.02  $(0.085)
                                                           ------   ------
                                                           ------   ------


(1) Pro forma due to the assumed conversion, as of the beginning of the period, of all outstanding shares of Preferred Stock into Common Stock in conjunction with the Company's initial public offering in July 1996.

(2) In accordance with the rules of the Securities and Exchange Commission, common stock and common stock equivalents issued within one year to the initial public offering effective July 8, 1996, have been considered as outstanding for all periods using the treasury stock method (assuming a market price of $14.00 in prior years), even though they are anti-dilutive in loss periods.


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